EXHIBIT 99.1

             TOWER REALTY TRUST ANNOUNCES SALE TO JOINT VENTURE

 New York, NY (July 9, 1998) -- Tower Realty Trust (NYSE:TOW) announced today an agreement under which Metropolitan Partners, a 50/50 joint venture between Reckson Associates Realty Corporation and Crescent Real Estate Equities Company will acquire the company for $24.00 per share in cash. Tower stockholders will have the right to elect to receive .4615 of a share of Reckson common stock and .3523 of a share of Crescent Common Stock in lieu of the $24 in cash, for up to an aggregate of 40% of the total consideration payable in the transaction.

      The merger agreement provides such that if the average closing stock price for Crescent Common Stock or Reckson Common Stock during the fifteen trading days ending on the tenth trading day prior to the Tower stockholders meeting to approve the Merger is equal to or greater than $36.4469 (in the case of Crescent) or $27.82 (in the case of Reckson), then the above ratios will be adjusted to equal the quotient of 12.84 divided by such average stock prices. Partnership units in Tower Realty Operating Partnership L.P., will be treated in the same way as Tower stock in the transaction. The transaction is valued at approximately $734 million, including the assumption of Tower debt.

      The closing of the merger is subject to certain customary conditions, including approval by Tower stockholders. The deal is expected to be completed during the second half of 1998. Merrill Lynch acted as exclusive financial advisor to Tower Realty and provided a fairness opinion to the Board of Tower.

      "We believe this transaction provides excellent value to Tower Realty Trust shareholders and the opportunity to participate in the growth of two prominent REITs," said Lester S. Garfinkel, Chief Financial Officer and Executive Vice President for Finance and Administration. "The priority of the Board of Directors and management has been to position Tower Realty to build the long term value of its portfolio and, in turn, its return to shareholders. The merger is consistent with this priority. Tower's real estate properties will now become part of an enterprise which will have far greater resources. This transaction provides Tower shareholders with the opportunity to receive a cash payment which is higher than Tower's 1998 stock price range or, if they so choose, the ability to receive an ongoing equity interest in Crescent and Reckson."

      Tower Realty Trust is a self-managed real estate investment trust engaged in the development, acquisition, ownership, renovation, management and leasing of office properties.

      Tower Realty Trust owns interests in 25 office buildings with an aggregate of approximately 4.6 million square feet (as of June 19, 1998) in the Manhattan, Phoenix/Tucson and Orlando markets, with two-thirds of the Company's rental stream derived from its Manhattan office properties. In addition, the Company owns or has options to acquire approximately 50 acres of land upon which it can build 2.2 million square feet.

  /CONTACT: Lester S. Garfinkel, Chief Financial Officer of Tower Realty Trust, Inc., 212-448-1864.